CAMPBELL REPORTS FIRST-QUARTER FISCAL 2023 RESULTS
Delivers Double-digit Growth; Raises Fiscal 2023 Guidance

•Net Sales and Organic Net Sales increased 15% due to inflation-driven pricing, brand strength and continued supply recovery.
•Reported Earnings Before Interest and Taxes (EBIT) increased 16% to $436 million. Adjusted EBIT increased 15% to $449 million.
•Reported Earnings Per Share (EPS) increased 15% to $0.99. Adjusted EPS increased 15% to $1.02.
•Raises full-year fiscal 2023 guidance based on strong first-quarter results, sustained brand momentum and strengthened supply chain.

CAMDEN, N.J., Dec. 7, 2022—Campbell Soup Company (NYSE:CPB) today reported results for its first-quarter fiscal 2023.

CEO Comments
"Our strong first-quarter results reflect our continued success in driving the relevance of our brands and improving our execution across our supply chain," said Campbell's President and CEO, Mark Clouse. "Through a combination of inflation-driven pricing actions and productivity improvements, we have substantially mitigated significant inflationary pressure in the quarter while continuing to provide quality and value to consumers. We are investing in the equity of our brands through effective marketing, delivering robust innovation and deploying efficient capital spending to ensure we continue to fuel improving in-market shares and growth. With the momentum of our strong first-quarter performance and confidence in our strengthened supply chain, we are raising our full-year fiscal 2023 guidance while taking into account the volatile economic environment."

	Three Months Ended
($ in millions, except per share)	October 30, 2022	October 31, 2021	% Change
Net Sales
As Reported (GAAP)	$2,575	$2,236	15%
Organic			15%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$436	$376	16%
Adjusted	$449	$389	15%
Diluted Earnings Per Share
As Reported (GAAP)	$0.99	$0.86	15%
Adjusted	$1.02	$0.89	15%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	October 30, 2022	October 31, 2021
As Reported (GAAP)	$0.99	$0.86

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.01	$0.01

Pension and postretirement adjustments	$0.04	$0.02

Commodity mark-to-market adjustments	$(0.01)	$0.01

Adjusted*	$1.02	$0.89
*Numbers may not add due to rounding.

First-Quarter Results
Net sales in the quarter, both as reported and organic, increased 15% versus the prior year to $2.6 billion. The combined impact of inflation-driven pricing and sales allowances more than offset volume declines.

Gross profit increased to $834 million from $722 million in the prior year. As a percent of sales, gross profit margin was 32.4% compared to 32.3% in the prior year. Excluding items impacting comparability, adjusted gross profit increased to $829 million from $727 million. Excluding items impacting comparability, adjusted gross profit margin decreased 30 basis points to 32.2% as continued cost inflation and higher other supply chain costs as well as unfavorable volume / mix were mostly mitigated by inflation-driven pricing actions and productivity improvements.

Marketing and selling expenses increased 18% to $201 million and represented approximately 8% of net sales. The increase was driven by higher advertising and consumer promotion expense (A&C), which increased 31% versus moderated levels in the prior year, and higher selling expenses, partially offset by increased benefits from cost savings initiatives.

Administrative expenses, on both a reported and an adjusted basis, increased 1% to $158 million and $155 million, respectively.

Other expenses were $18 million compared to other income of $1 million in the prior year. Excluding items impacting comparability, adjusted other expenses were $3 million compared to other income of $7 million in the prior year primarily due to lower pension and postretirement benefit income.

As reported EBIT increased to $436 million from $376 million in the prior year. Excluding items impacting comparability, adjusted EBIT increased 15% compared to the prior year to $449 million primarily due to higher adjusted gross profit, partially offset by higher marketing and selling expenses and higher adjusted other expenses.

Net interest expense was $46 million compared to $47 million in the prior year. The tax rate was 23.8% compared to 20.7% in the prior year. Excluding items impacting comparability, the adjusted tax rate was 23.8% compared to 20.8% in the prior year primarily due to the favorable resolution of several tax matters in the prior year.

As reported EPS increased to $0.99 per share compared to $0.86 per share in the prior year. Excluding items impacting comparability, adjusted EPS increased $0.13, or 15%, compared to the prior year to $1.02 primarily reflecting the increase in adjusted EBIT, partially offset by a higher adjusted effective tax rate.

Cash flow from operations decreased from $288 million in the prior year to $227 million primarily due to changes in working capital, partially offset by higher cash earnings. Capital expenditures were $77 million compared to $69 million in the prior year. In line with the company’s commitment to return value to its shareholders, the company paid $115 million of cash dividends and repurchased common stock of approximately $41 million. At the end of the first quarter, the company had approximately $375 million remaining under the current $500 million strategic share repurchase program and approximately $131 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
In the first quarter, Campbell achieved $10 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance integration synergies, bringing total program-to-date cost savings to $860 million. Campbell remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2023 Guidance
Based on the company's strong first quarter results which reflect continued demand for its products and improved supply chain execution, Campbell is raising its full-year fiscal 2023 net sales, adjusted EBIT and adjusted EPS guidance provided on September 1, 2022, while taking into account the volatile economic environment.

The full-year fiscal 2023 guidance is set forth in the table below:

	FY2022 Results	Previous FY2023 Guidance	Updated FY2023 Guidance
($ in millions, except per share)
Net Sales	$8,562	+4% to +6%	+7% to +9%
Organic Net Sales		+4% to +6%	+7% to +9%

Adjusted EBIT	$1,297*	+1% to +5%	+2.5% to +6.5%

Adjusted EPS	$2.85*	0% to +4%	+2% to +5%
		$2.85 to $2.95	$2.90 to $3.00

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for fiscal 2023 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended October 30, 2022
	($ in millions)
	Meals & Beverages*	Snacks	Total
Net Sales, as Reported	$1,455	$1,120	$2,575

Volume and Mix	(1)%	(2)%	(1)%
Price and Sales Allowances	15%	18%	16%
Promotional Spending	1%	(1)%	—%
Organic Net Sales	15%	15%	15%
Currency	(1)%	—%	—%
% Change vs. Prior Year	15%	15%	15%

Segment Operating Earnings	$331	$153
% Change vs. Prior Year	18%	20%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales, both reported and organic, increased 15% in the quarter primarily due to increases in U.S. retail products, including U.S. soup and Prego pasta sauces, as well as gains in foodservice. Inflation-driven pricing and sales allowances and lower levels of promotional spending were partially offset by volume declines. Sales of U.S. soup increased 11% due to sales increases in ready-to-serve soups, condensed soups and broth.

Operating earnings in the quarter increased 18% primarily due to higher gross profit, partially offset by higher marketing and selling expenses. Gross profit margin increased driven by the impact of inflation-driven pricing actions, supply chain productivity improvements and lower levels of promotional spending, partially offset by higher cost inflation and other supply chain costs and unfavorable volume / mix.

Snacks
Net sales, both reported and organic, increased 15% driven by sales of power brands, which were up 21%. Sales growth was driven by increases in cookies and crackers, primarily Goldfish crackers, and in salty snacks, primarily Snyder's of Hanover pretzels, and both Kettle Brand and Cape Cod potato chips. Inflation-driven pricing and sales allowances were partly offset by volume declines and increased promotional spending relative to moderated levels in the prior-year quarter.

Operating earnings in the quarter increased 20% primarily due to higher gross profit and lower administrative expenses, partially offset by higher marketing and selling expenses. Gross profit margin decreased driven by higher cost inflation and other supply chain costs, unfavorable volume / mix and higher levels of promotional spending, partially offset by the impact of inflation-driven pricing actions and supply chain productivity improvements.

Corporate
Corporate expense was $48 million in the first quarter of fiscal 2023 compared to $32 million in the prior year. Corporate expense in the current quarter included pension actuarial losses of $15 million, costs of $3 million related to cost savings initiatives and unrealized mark-to-market gains on outstanding undesignated commodity hedges of $5 million. Corporate expense in the first quarter of fiscal 2022 included pension actuarial losses of $6 million, costs of $4 million related to cost savings initiatives and unrealized mark-to-market losses on outstanding undesignated commodity hedges of $3 million. After factoring in these items, the remaining increase in Corporate expense was primarily due to lower pension and postretirement benefit income.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, Emerald nuts, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America.

About Campbell Soup Company
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted Campbell to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, Campbell generated fiscal 2022 net sales of nearly $8.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
rebecca_gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; (2) the impacts of, and associated responses to, the COVID-19 pandemic on our business, suppliers, customers, consumers and employees; (3) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; (4) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (5) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (6) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (7) disruptions in or inefficiencies to the company’s supply chain and/or operations; (8) the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; (9) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (10) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (11) changing inventory management practices by certain of the company’s key customers; (12) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (13) product quality and safety issues, including recalls and product liabilities; (14) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (15) the uncertainties of litigation and regulatory actions against the company; (16) the costs, disruption and diversion of management’s attention associated with activist investors; (17) a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; (18) impairment to goodwill or other intangible assets; (19) the company’s ability to protect its intellectual property rights; (20) increased liabilities and costs related to the company’s defined benefit pension plans; (21) the company’s ability to attract and retain key talent; (22) goals and initiatives related to, and the impacts of, climate change, including weather-related events; (23) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (24) unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities; and (25) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 30, 2022	October 31, 2021
Net sales	$2,575	$2,236
Costs and expenses
Cost of products sold	1,741	1,514
Marketing and selling expenses	201	170
Administrative expenses	158	156
Research and development expenses	21	21
Other expenses / (income)	18	(1)
Restructuring charges	—	—
Total costs and expenses	2,139	1,860
Earnings before interest and taxes	436	376
Interest, net	46	47
Earnings before taxes	390	329
Taxes on earnings	93	68
Net earnings	297	261
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$297	$261
Per share - basic
Net earnings attributable to Campbell Soup Company	$.99	$.86
Weighted average shares outstanding - basic	299	302
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.99	$.86
Weighted average shares outstanding - assuming dilution	301	303

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 30, 2022	October 31, 2021	Percent Change
Sales
Contributions:
Meals & Beverages	$1,455	$1,266	15%
Snacks	1,120	970	15%
Total sales	$2,575	$2,236	15%
Earnings
Contributions:
Meals & Beverages	$331	$280	18%
Snacks	153	128	20%
Total operating earnings	484	408	19%
Corporate income (expense)	(48)	(32)
Restructuring charges	—	—
Earnings before interest and taxes	436	376	16%
Interest, net	46	47
Taxes on earnings	93	68
Net earnings	297	261	14%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$297	$261	14%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.99	$.86	15%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 30, 2022	October 31, 2021
Current assets	$2,304	$1,876
Plant assets, net	2,312	2,355
Intangible assets, net	7,160	7,210
Other assets	401	458
Total assets	$12,177	$11,899
Current liabilities	$3,033	$2,338
Long-term debt	3,994	4,567
Other liabilities	1,681	1,757
Total equity	3,469	3,237
Total liabilities and equity	$12,177	$11,899
Total debt	$4,852	$5,047
Total cash and cash equivalents	$130	$69

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 30, 2022	October 31, 2021
Cash flows from operating activities:
Net earnings	$297	$261
Adjustments to reconcile net earnings to operating cash flow
Stock-based compensation	15	14
Pension and postretirement benefit expense (income)	11	(9)
Depreciation and amortization	91	83
Deferred income taxes	3	20
Other	25	22
Changes in working capital
Accounts receivable	(198)	(137)
Inventories	(118)	(40)
Other current assets	(10)	(5)
Accounts payable and accrued liabilities	123	87
Other	(12)	(8)
Net cash provided by operating activities	227	288
Cash flows from investing activities:
Purchases of plant assets	(77)	(69)
Purchases of route businesses	(1)	—
Sales of route businesses	—	1
Net cash used in investing activities	(78)	(68)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	557	371
Short-term repayments, including commercial paper	(512)	(395)
Dividends paid	(115)	(116)
Treasury stock purchases	(41)	(63)
Treasury stock issuances	2	1
Payments related to tax withholding for stock-based compensation	(18)	(17)
Other	—	(1)
Net cash used in financing activities	(127)	(220)
Effect of exchange rate changes on cash	(1)	—
Net change in cash and cash equivalents	21	—
Cash and cash equivalents — beginning of period	109	69
Cash and cash equivalents — end of period	$130	$69

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 30, 2022
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; or impairment charges. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 30, 2022			October 31, 2021	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,455	$7	$1,462	$1,266	15%	15%
Snacks	1,120	—	1,120	970	15%	15%
Total Net Sales	$2,575	$7	$2,582	$2,236	15%	15%
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, actuarial gains or losses on pension and postretirement plans, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, and losses on the extinguishment of debt. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years.
In the first quarter of fiscal 2023, the company recorded implementation costs and other related costs of $3 million in Administrative expenses ($.01 per share) related to these initiatives. In the first quarter of fiscal 2022, the company recorded implementation costs and other related costs of $2 million in Administrative expenses and $2 million in Cost of products sold (aggregate impact of $3 million after tax, or $.01 per share) related to these initiatives. For the year ended July 31, 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $20 million in Administrative expenses, $5 million in Cost of products sold and $1 million in Marketing and selling expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives.
(2)In the first quarter of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share). In the first quarter of fiscal 2022, the company recognized actuarial losses in Other expenses / (income) of $6 million ($5 million after tax, or $.01 per share). The actuarial losses related to interim remeasurements of certain pension plans due to lump sum distributions that exceeded or are expected to exceed service and interest costs resulting in settlement accounting for the plans. For the year ended July 31, 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $44 million ($33 million after tax, or $.11 per share).

(3)In the first quarter of fiscal 2023, the company recognized gains in Cost of products sold of $5 million ($4 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the first quarter of fiscal 2022, the company recognized losses in Cost of products sold of $3 million ($2 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 31, 2022, the company recognized losses in Cost of products sold of $59 million ($44 million after tax, or $.15 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)For the year ended July 31, 2022, the company recorded a loss in Interest expense of $4 million ($3 million after tax, or $.01 per share) on the extinguishment of debt.
The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 30, 2022			October 31, 2021
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$834	$(5)	$829	$722	$5	$727	14%
Gross profit margin	32.4%		32.2%	32.3%		32.5%	(30) pts

Administrative expenses	$158	$(3)	$155	$156	$(2)	$154	1%
Other expenses / (income)	$18	$(15)	$3	$(1)	$(6)	$(7)

Earnings before interest and taxes	$436	$13	$449	$376	$13	$389	15%
Interest, net	46	—	46	47	—	47	(2)%
Earnings before taxes	$390	$13	$403	$329	$13	$342
Taxes	93	3	96	68	3	71
Effective income tax rate	23.8%		23.8%	20.7%		20.8%	300 pts
Net earnings attributable to Campbell Soup Company	$297	$10	$307	$261	$10	$271	13%
Diluted net earnings per share attributable to Campbell Soup Company	$.99	$.03	$1.02	$.86	$.03	$.89	15%
(a)See following tables for additional information.

	Three Months Ended
	October 30, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross profit	$—	$—	$(5)	$(5)
Administrative expenses	(3)	—	—	(3)
Other expenses / (income)	—	(15)	—	(15)
Earnings before interest and taxes	$3	$15	$(5)	$13
Interest, net	—	—	—	—
Earnings before taxes	$3	$15	$(5)	$13
Taxes	—	4	(1)	3
Net earnings attributable to Campbell Soup Company	$3	$11	$(4)	$10
Diluted net earnings per share attributable to Campbell Soup Company*	$.01	$.04	$(.01)	$.03
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	October 31, 2021
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross profit	$2	$—	$3	$5
Administrative expenses	(2)	—	—	(2)
Other expenses / (income)	—	(6)	—	(6)
Earnings before interest and taxes	$4	$6	$3	$13
Interest, net	—	—	—	—
Earnings before taxes	$4	$6	$3	$13
Taxes	1	1	1	3
Net earnings attributable to Campbell Soup Company	$3	$5	$2	$10
Diluted net earnings per share attributable to Campbell Soup Company*	$.01	$.02	$.01	$.03
*The sum of individual per share amounts may not add due to rounding.

(millions, except per share amounts)	Year Ended July 31, 2022
Gross profit, as reported	$2,627
Add: Restructuring charges, implementation costs and other related costs (1)	5
Add: Commodity mark-to-market adjustments (3)	59
Adjusted Gross profit	$2,691
Adjusted Gross profit margin	31.4%
Earnings before interest and taxes, as reported	$1,163
Add: Restructuring charges, implementation costs and other related costs (1)	31
Add: Pension and postretirement adjustments (2)	44
Add: Commodity mark-to-market adjustments (3)	59
Adjusted Earnings before interest and taxes	$1,297
Interest, net, as reported	$188
Deduct: Loss on debt extinguishment (4)	(4)
Adjusted Interest, net	$184
Adjusted Earnings before taxes	$1,113
Taxes on earnings, as reported	$218
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	7
Add: Tax benefit from pension and postretirement adjustments (2)	11
Add: Tax benefit from commodity mark-to-market adjustments (3)	15
Add: Tax benefit from loss on debt extinguishment (4)	1
Adjusted Taxes on earnings	$252
Adjusted effective income tax rate	22.6%
Net earnings attributable to Campbell Soup Company, as reported	$757
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	24
Add: Net adjustment from pension and postretirement adjustments (2)	33
Add: Net adjustment from commodity mark-to-market adjustments (3)	44
Add: Net adjustment from loss on debt extinguishment (4)	3
Adjusted Net earnings attributable to Campbell Soup Company	$861
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.51
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.08
Add: Net adjustment from pension and postretirement adjustments (2)	.11
Add: Net adjustment from commodity mark-to-market adjustments (3)	.15
Add: Net adjustment from loss on debt extinguishment (4)	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.85
*The sum of individual per share amounts may not add due to rounding.